For period ending 12/31/00
File number 811 -    116

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77(C).     Matters submitted to a vote of security holders.

           a)     Meeting of shareholders - October 17, 2000

                  (1)      Directors elected:

                           Charles H. Black, Louise H. Bryson, Malcolm R. Currie, Mary Anne Dolan, Martin Fenton, James B. Lovelace, Jon B. Lovelace, Jr., John G. McDonald, Bailey Morris-Eck, Richard G. Newman, James W. Ratzlaff, Olin C. Robison, James F. Rothenberg, R. Michael Shanahan, William J. Spencer.

                  (2) Ratification or rejection of the selection by the Board of Directors of Deloitte & Touche LLP as the independent accountant

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
Votes:             Affirmative         Against           Abstain

1,101,047,473      1,079,619,053       4,726,910         16,701,510

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